Exhibit 99.1

NEWS RELEASE	Nasdaq: OMNI

4500 NE Evangeline Thwy • Carencro, LA 70520 • Phone • 337-896-6664 • Fax 337-896-6655

FOR IMMEDIATE RELEASE	No. 07-06

For more information contact: G. Darcy Klug, Executive Vice President
Phone: (337) 896-6664

OMNI COMPLETES $64.5 MILLION SENIOR CREDIT FACILITIES

With Proceeds, Company Will Conclude Acquisitions, Refinance Term Debt and

Repay High Interest Mezzanine Debt

CARENCRO, LA – MARCH 5, 2007 – OMNI ENERGY SERVICES CORP. (NASDAQ GM: OMNI) announced today the completion of the previously announced $64.5 million of new credit facilities (“Senior Credit Facilities”) with LaSalle Business Credit, LLC (“LaSalle”), a wholly-owned subsidiary of LaSalle Bank, N.A. and an affiliate of ABN AMRO. With the proceeds from the Senior Credit Facilities, the Company said it will (i) repay approximately $22 million outstanding principal balance under its existing Term A and Term B loans; (ii) close the previously announced acquisition of Charles Holston, Inc. (“CHI”); and (iii) complete the previously announced acquisition of certain assets of Cypress Energy (“Cypress”). The balance of the proceeds available under the Senior Credit Facilities will be used to pay fees and expenses of the aforementioned transactions and provide additional working capital.

Commenting on the new Senior Credit Facilities and the anticipated completion of the previously announced acquisitions, James C. Eckert, OMNI’s Chief Executive Officer, said, “We have just completed an exceptionally strong fiscal 2006 and, entering fiscal 2007 the fundamentals of our core businesses remain exceptionally strong. The completion of the new credit arrangements will facilitate the closing of the previously announced acquisitions of CHI and the assets of Cypress. The new Senior Credit Facilities also position OMNI for future growth and increased profitability. We believe the acquisitions of CHI and the assets of Cypress will add at least $50 million to our revenue base. Combining this anticipated increase in our revenue base with OMNI’s expected fiscal 2006 revenues, including a full year of revenue from the Company’s 2006 acquisitions of Preheat, Inc. and Rig Tools, Inc., the Company’s combined annualized revenues for fiscal 2006 would be almost four times our revenues for fiscal 2005. Cash flows from these same combined operations are also strong and would be in line with expectations. With this strong combined revenue and cash flow base for fiscal 2006, the prognosis for fiscal 2007 and the future of each of our core business units is very solid and exciting. Further growth is expected in both our revenues and operating cash flows during fiscal 2007. Coupled with the Cypress asset acquisition, our seismic services backlog currently is expected to top $70 million. We believe the CHI acquisition will turn out to be an exceptional extension of our existing Trussco environmental services unit. Both the 2006 resumption of our dockside operations in Venice, Louisiana and expansion of our rental equipment operations into the Rocky Mountain regions have been very successful. Further organic growth of both operations is expected during 2007. We believe the successful integration of the anticipated acquisitions combined with the lower cost of capital available through the new Senior Credit Facilities will lead to enhanced shareholder value in 2007 and beyond.”

Headquartered in Carencro, LA, OMNI Energy Services Corp. offers a broad range of integrated services to geophysical companies engaged in the acquisition of on-shore seismic data and to oil and gas companies operating primarily in the Gulf of Mexico. OMNI provides its services through three business divisions: Seismic Drilling (including drilling, survey and permitting services), Environmental Services and Equipment Leasing. OMNI’s services play a significant role with geophysical companies who have operations in marsh, swamp, shallow water and the U.S. Gulf Coast also called transition zones and contiguous dry land areas also called highland zones.

Forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that all forward-looking statements involve risks and uncertainties associated with the ability to close timely and integrate successfully the acquisitions referenced herein, potential interest rate changes under the Senior Credit Facilities, the timely conversion of seismic drilling backlog into revenue, OMNI’s dependence on activity in the oil and gas industry, labor shortages, permit delays, international expansion, dependence on significant customers, seasonality and weather risks, competition, technological evolution, the outcome of pending litigation, completion of strategic transactions under consideration by OMNI and other risks detailed in OMNI’s filings with the Securities and Exchange Commission.